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EXHIBIT 23.1
Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

March 18, 2015

Re:	Registration Statement, filed by Wells Fargo & Company
dated March 18, 2015

Wells Fargo & Company,

420 Montgomery Street,

San Francisco, California 94104

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3, File No. 333-202840 (the “Registration Statement”), including a form of prospectus, dated March 18, 2015, for the purpose of registering under the Securities Act of 1933, as amended, the issuance from time to time of Medium-Term Notes, Series K (the “Notes”).

We hereby consent to the reference to us under the heading “United States Federal Tax Considerations” in any pricing supplement relating to the offer and sale of any particular Notes prepared and filed by the Company with the Securities and Exchange Commission on this date or a future date. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

Davis Polk & Wardwell LLP